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                                                                     Exhibit 5.1

                            [Xcel Energy letterhead]




                                 April 16, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: $230,000,000 aggregate principal amount of 7 1/2% Convertible Senior Notes due 2007; Xcel Energy Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

     I am the General Counsel of Xcel Energy Inc., a Minnesota corporation (the "Company"), and in such capacity I have acted as counsel to the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), with respect to the registration for sale under the Securities Act of 1933, as amended (the "Act") of $230,000,000 aggregate principal amount of the Company's 7 1/2% Convertible Senior Notes due 2007 (the "Notes"), the shares of Common Stock of the Company, par value $2.50 per share (the "Common Stock"), issuable upon conversion of the Notes, and rights to purchase Common Stock pursuant to a stockholder protection rights agreement that trades with each share of Common Stock (the "Rights"). The Notes were issued pursuant to an indenture, dated November 21, 2002 (the "Indenture"), by and between the Company and Wells Fargo Minnesota, National Association, as trustee.

     I have examined all statutes, records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement. Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, and subject to the qualifications and limitations stated herein, I am of the opinion that: the shares of Common Stock, including the Rights trading therewith, issuable upon conversion of the Notes are duly authorized and to the extent shares of Common Stock, including the Rights trading therewith, are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock, including the Rights trading therewith, will be validly issued, fully paid and non-assessable.

     This opinion is limited to the Federal laws of the United States of America and the laws of the State of Minnesota and I express no opinion with respect to the laws of any other jurisdiction.
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     I hereby consent to the filing of this opinion as Exhibit 5.1 to the amended Registration Statement filed by the Company to register the resale of the Notes, the Common Stock and the Rights trading therewith under the Act.

                             Respectfully submitted,

                             -------------------
                             Gary R. Johnson
                             Vice President and General Counsel